ABA
Established 1923


ANCHIN, BLOCK & ANCHIN LLP
Accountants and Consultants


1375 Broadway
New York, NY  10018
(212) 840-3456
FAX (212) 840-7066



                                                             Exhibit 25(2)(n)(1)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-125921 of Sage Multi-Strategy Fund, L.L.C. on Form N-2 of our report dated September 28, 2005, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" in the Prospectus.



                                         ANCHIN, BLOCK & ANCHIN LLP


New York, New York
October 31, 2005



JIR/kt/Admin/Ptr/Consent form - 10-31-05




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         www.anchin.com